EXHIBIT 21.01

LIST OF SUBSIDIARIES OF CONCUR TECHNOLOGIES, INC.

1.	Concur Technologies (UK) Ltd., a corporation organized under the laws of the United Kingdom.

2.	Concur Technologies (Australia) Pty. Limited, a corporation organized under the laws of Australia.

3.	Concur Technologies (Hong Kong) Ltd., a corporation organized under the laws of Hong Kong, China.

4.	Concur Czech (s.r.o.), a corporation organized under the laws of Czech Republic.

5.	Concur (Germany) GmbH, a corporation organized under the laws of Germany.

6.	Captura Software, Inc., a corporation organized under the laws of the State of Delaware.

7.	Captura Software International, Ltd., a corporation organized under the laws of the United Kingdom.

8.	Outtask LLC, a limited liability company organized under the laws of the State of Delaware.

9.	H-G Holdings, Inc., a corporation organized under the laws of the State of Delaware.

10.	H-G Intermediate Holdings, Inc., a corporation organized under the laws of the State of Delaware.

11.	Gelco Information Network, Inc., a corporation organized under the laws of the State of Minnesota.

12.	Gelco Information Network GSD, Inc., a corporation organized under the laws of the State of Delaware.

13.	Gelco Information Network Canada, Inc., a corporation organized under the laws of Canada.

14.	Gelco Expense Management Limited, a corporation organized under the laws of the United Kingdom.